Exhibit 99.1

BioTime Announces Third Quarter 2011 Financial Results and Recent Corporate Accomplishments

ALAMEDA, Calif.--(BUSINESS WIRE)--November 8, 2011--BioTime, Inc. (NYSE Amex:BTX), a biotechnology company that develops and markets products in the field of regenerative medicine, today reported financial results for the third quarter and nine months ended September 30, 2011 and highlighted recent corporate accomplishments.

"The key to building the leading company in the emerging field of regenerative medicine is the identification of a strategy for the rapid development and commercialization of significant therapeutic products. Our strategy is the development of near-term acellular therapeutic products that segue into the subsequent deep product pipeline enabled by the new pluripotent stem cell technologies," said Michael D. West, Ph.D., BioTime's President and CEO. "We are on track for human clinical trials in 2012 for HyStem®-Rx as a medical device for the delivery of adipose stem cells for reconstructive surgery and transplantation. This development of HyStem®-Rx is intended to lead to the development of a wide array of related cell delivery and tissue matrix products, including combination products of HyStem®-Rx with BioTime's ACTCellerateTM cells. There is growing interest in both industry and academia in our research-grade products currently on the market. The sale of these products is part of our strategy to simultaneously keep our burn rate relatively low, while leveraging the research being performed in numerous academic laboratories around the world. This phased product flow, combined with the value that has been created in our disease-focused subsidiaries, is a reflection of our global plan to lead in the commercial development of regenerative medicine and maximize value creation for our shareholders."

Financial Results

Revenue (including royalties from product sales and other revenue, revenue recognition of deferred license fees and grant income) for the quarter ended September 30, 2011 was $1.1 million, up 40% from $815 thousand for the same period one year ago. For the nine months ended September 30, 2011, revenue increased 20% to $2.7 million, compared to $2.3 million in the same period of 2010. The increase in revenue year-over-year is primarily attributable to a significant increase in grant income and research product sales. The increase in revenue was slightly offset by a decrease in royalties from the sale of Hextend®, BioTime's blood plasma expander product, and license fees related to Hextend®.

Total expense for the three months ended September 30, 2011 was $5.4 million, compared to a total expense of $3.3 million for the same period in the prior year. Total expense for the nine months ended September 30, 2011 was $15.9 million, compared to $8.4 million for the same period of 2010. Both research and development and general and administrative expenses increased year-over-year primarily due to the acquisition of ES Cell International Pte. Ltd., Cell Targeting, Inc., Glycosan BioSystems, Inc., and a majority interest in Cell Cure Neurosciences Ltd. and due to increased research and development programs in other BioTime subsidiaries. Expenses from BioTime subsidiaries have been funded in part by equity investments from the minority shareholders of those subsidiaries.

Net loss attributable to BioTime, Inc. for the three months ended September 30, 2011 was $3.7 million or $0.08 per share, compared to a net loss of $4.7 million or $0.11 per share for the same period one year ago. For the nine months ended September 30, 2011, net loss was approximately $11.2 million or $0.23 per share, compared to net loss of $8.2 million or $0.22 per share for the same period of 2010.

Net cash used in operating activities was $3.6 million for the three months ended September 30, 2011 compared to $2.0 million for the three months ended September 30, 2010, again reflecting the expansion of operations and the increased cost of research and development programs in BioTime subsidiaries. On a year to date basis, for the nine months ended September 30, 2011, net cash used in operating activities was $10.0 million, compared to $5.0 million for the same period in 2010.

Cash and cash equivalents totaled $26.2 million as of September 30, 2011, compared with $33.3 million as of December 31, 2010. On August 23, 2011, BioTime subsidiary, Oncocyte Corporation, received a $10 million equity investment. This investment included a $3 million cash investment from an outside investor for the issuance of shares of common stock and a $7 million investment from BioTime, which included $1 million in cash and 1,286,174 in BioTime common shares (with $6 million in market value). The issuance of the common shares from BioTime to Oncocyte is accounted for as Treasury Stock on a consolidated basis.

Third Quarter and Recent Corporate Accomplishments

  Issued the second of two U.S. patents covering the composition of Glycosan hydrogels manufactured by BioTime's subsidiary, OrthoCyte Corporation (US Patent Number 7,981,871). Glycosan hydrogels include products developed for use in stem cell research and HyStem®-Rx, a product slated for near-term development as a medical device for the delivery of adipose tissue or other adult stem cells or therapeutic cells derived from embryonic stem cells in reconstructive surgery and other surgical procedures.
  Awarded a Small Business Innovation Research grant from the National Institutes of Health for $335,900, to develop HyStem® microcarriers for the propagation of human stem cells and as a means of cell delivery for human clinical applications.
  Announced the approval of an additional four ESI human embryonic stem cell lines, ESI-035. ESI-049, ESI-051 and ESI-053, for inclusion in the National Institutes of Health Human Embryonic Stem Cell Registry, allowing use of these lines in federally funded research.
  Completed a $10 million equity financing by BioTime's subsidiary, Oncocyte Corporation, to expand its development of diagnostics and therapeutics for cancer in humans. The financing included $4 million in cash ($3 million from an outside investor and $1 million from BioTime) combined with $6 million of BioTime common shares.
  Entered into a worldwide license agreement with Cornell University for the worldwide development and commercialization of technology developed at Weill Cornell Medical College for the differentiation of human embryonic stem cells into vascular endothelial cells. The technology may provide an improved means of generating vascular endothelial cells on an industrial scale, and will be utilized by us in diverse products, including those under development at our subsidiary ReCyte Therapeutics, Inc. to treat age-related vascular disease, and products being developed at our subsidiary OncoCyte Corporation targeting the delivery of toxic payloads to the developing blood vessels of cancerous tumors.
  Entered into a Sponsored Research Agreement under which scientists at Weill Cornell Medical College will engage in research with the goals of: verifying the ability of progenitor cells, derived by our subsidiary ReCyte Therapeutics, Inc. using our ACTCellerate technology, to generate stable populations of vascular endothelial cells; testing the functionality and transplantability of the vascular endothelial cells in animal models to see if the transplanted cells generate new vascular tissue; and using Glycosan hydrogels, produced by our subsidiary OrthoCyte Corporation, as “scaffolds” for the three-dimensional propagation of vascular endothelial cells into vascular tissues suitable for transplantation.
  Presented favorable toxicology results in pre-clinical studies of Hystem®-Rx in the brains of laboratory mice. Hystem®-Rx is being developed as an implantable cell delivery device that may have use in a variety of cell and tissue transplant therapies being developed to treat osteoarthritis, brain tumors, and wound healing.
  Appointed Peter S. Garcia as BioTime's Chief Financial Officer. Mr. Garcia served as Chief Financial Officer of six biotech and high-tech companies over the past 15 years, and was instrumental in raising over $500 million and leading multiple merger and acquisition transactions for those companies.
  Published in the peer-reviewed journal, Stem Cell Research, the complete genome sequence analysis of five clinical-grade human embryonic stem cell lines. “Evaluating the Genomic and Sequence Integrity of Human ES Cell Lines: Comparison to Normal Genomes” is the first such analysis of the entire genome of human embryonic stem cell lines and further establishes BioTime’s lead in developing fully characterized cell lines intended for use in the manufacture of therapeutics.
  Presented at the following scientific and investor meetings: Stem Cells USA & Regenerative Medicine Congress 2011; Rodman & Renshaw 13th Annual Healthcare Conference; GTC 2011 5th Advances in Stem Cell Discovery & Development Conference; and Translational Strategies for Tissue Engineering Conference.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is developed through subsidiaries focused on specific fields of applications. BioTime develops and markets research products in the field of stem cells and regenerative medicine, including a wide array of proprietary ACTCellerate™ cell lines, culture media, and differentiation kits. BioTime's wholly owned subsidiary ES Cell International Pte. Ltd. has produced clinical-grade human embryonic stem cell lines that were derived following principles of Good Manufacturing Practice and currently offers them for use in research. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority owned subsidiary Cell Cure Neurosciences, Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. Cell Cure's minority shareholder Teva Pharmaceutical Industries has an option to clinically develop and commercialize Cell Cure's OpRegen™ retinal cell product for use in the treatment of age-related macular degeneration. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the diagnostic and therapeutic applications of stem cell technology in cancer, including using vascular progenitor cells engineered to destroy malignant tumors. ReCyte Therapeutics, Inc. is developing applications of BioTime's proprietary induced pluripotent stem cell technology to reverse the developmental aging of human cells to treat cardiovascular and blood cell diseases. BioTime's newest subsidiary, LifeMap Sciences, Inc., is developing an online database of the complex cell lineages arising from stem cells to guide basic research and to market BioTime's research products. In addition to its stem cell products, BioTime develops blood plasma volume expanders, blood replacement solutions for hypothermic (low-temperature) surgery, and technology for use in surgery, emergency trauma treatment and other applications. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements. Additional information about BioTime, ReCyte Therapeutics, Cell Cure, OrthoCyte, OncoCyte, BioTime Asia, LifeMap Sciences, and ESI can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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BIOTIME INC
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2011	December 31,
	(unaudited)	2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$26,230,298	$33,324,924
Inventory	61,115	45,470
Prepaid expenses and other current assets	2,263,782	2,202,284
Total current assets	28,555,195	35,572,678
Equipment, net	1,291,368	710,766
Deferred license and consulting fees	887,599	1,550,410
Deposits	65,263	51,900
Intangible assets, net	20,076,306	15,386,905

TOTAL ASSETS	$50,875,731	$53,272,659

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$2,251,179	$1,929,874
Deferred grant income	271,247	261,777
Deferred license revenue, current portion	199,860	288,306
Total current liabilities	2,722,286	2,479,957
Commitments and contingencies
LONG-TERM LIABILITIES
Deferred license revenue, net of current portion	936,019	1,048,757
Deferred rent, net of current portion	27,972	-
Other long-term liabilities	272,720	318,288
Total long-term liabilities	1,236,711	1,367,045
EQUITY:
Preferred Shares, no par value, authorized 1,000,000 shares; none issued	-	-
Common Shares, no par value, authorized 75,000,000 shares; 50,238,409 and 47,777,701 issued, and 48,952,235 and 47,777,701 outstanding at September 30, 2011 and December 31, 2010, respectively	114,739,837	101,135,428
Contributed capital	93,972	93,972
Accumulated other comprehensive (loss)/income	(99,488)	897,338
Accumulated deficit	(75,109,358)	(63,954,509)
Treasury stock at cost: 1,286,174 and nil shares at September 31, 2011 and December 31, 2010, respectively.	(6,000,000)	-
Total shareholders' equity	33,624,963	38,172,229
Noncontrolling interest	13,291,771	11,253,428
Total equity	46,916,734	49,425,657

TOTAL LIABILITIES AND EQUITY	$50,875,731	$53,272,659

BIOTIME INC
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
REVENUES:
License fees	$54,900	$73,255	$201,589	$204,439
Royalty from product sales	176,009	215,094	569,206	727,388
Grant income	746,426	418,412	1,605,612	1,208,602
Sale of research products	165,719	108,523	347,224	120,946
Total revenues	1,143,054	815,284	2,723,631	2,261,375

EXPENSES:
Research and development	(3,445,708)	(1,808,357)	(9,572,436)	(4,397,109)
General and administrative	(1,929,711)	(1,464,631)	(6,377,390)	(3,961,375)
Total expenses	(5,375,419)	(3,272,988)	(15,949,826)	(8,358,484)

Loss from operations	(4,232,365)	(2,457,704)	(13,226,195)	(6,097,109)

OTHER INCOME (EXPENSES):
Interest income/(expense), net	2,911	(127)	19,705	(285)
(Loss)/gain on sale of fixed assets	(6,246)	950	(6,246)	950
Modification cost of warrants	—	(2,142,201)	—	(2,142,201)
Other income/(expense), net	(919)	(202,224)	223,944	(225,868)
Total other income/(expense), net	$(4,254)	$(2,343,602)	$237,403	$(2,367,404)

NET LOSS	(4,236,619)	(4,801,306)	(12,988,792)	(8,464,513)
Net loss attributable to the noncontrolling interest	498,993	130,144	1,833,943	249,417
Net loss attributable to BioTime, Inc. (1)	$(3,737,626)	$(4,671,162)	$(11,154,849)	$(8,215,096)
Foreign currency translation loss	696,661	3,548	(901,881)	(2,363)
COMPREHENSIVE NET LOSS (2)	$(3,040,965)	$(4,667,614)	$(12,056,730)	$(8,217,459)
BASIC AND DILUTED LOSS PER COMMON SHARE (1)	$(0.08)	$(0.11)	$(0.23)	$(0.22)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:BASIC AND DILUTED	49,330,358	42,563,125	48,827,928	38,010,958

(1) Basic and diluted loss per common share is calculated using "Net loss attributable to BioTime, Inc."

(2) Comprehensive net loss includes foreign currency translation gain/(loss) of $696,661 and $(901,881) for the three and nine months ended September 30, 2011, respectively arising entirely from the translation of foreign subsidiary financial information for consolidation purposes and therefore not used in the calculation of basic and diluted loss per common share.

CONTACT:
BioTime, Inc.
Peter Garcia, 510-521-3390 ext. 367
Chief Financial Officer
Judith Segall, 510-521-3390 ext. 301
jsegall@biotimemail.com